Exhibit 99.2

ARIUM Hunter's Creek | Orlando, FL

BRG BLUEROCK RESIDENTIAL GROWTH REIT™

Q4 2017 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Whetstone | Durham, NC

ARIUM Metrowest | Orlando, FL

Bluerock Residential Growth REIT, Inc.

Fourth Quarter 2017

Supplemental Financial Information

(Unaudited)

Table of Contents

Fourth Quarter Earnings Release	3

Financial and Operating Highlights	16

Share and Unit Information	17

EBITDA and Interest Information	18

Financial Statistics	19

Recent Acquisitions	20

Recent Dispositions	21

Investments in Unconsolidated Real Estate Joint Ventures and Notes and Accrued Interest Receivable from Related Parties	22

Portfolio Information	23

Mezzanine/Preferred Investments	24

Condensed Consolidated Balance Sheets	25

Consolidated Statements of Operations	26

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	27

Debt Summary Information	28

First Quarter 2018 Outlook	30

Definitions of Non-GAAP Financial Measures	31

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2017, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter and Full Year 2017 Results

- Company Exceeds Fourth Quarter 2017 Guidance –

- Invested Over $788 million in 2017 -

- Provides Guidance for 2018 -

New York, NY (February 14, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”), an owner of highly amenitized multi-family apartment communities, announced today its financial results for the quarter and year ended December 31, 2017.

Fourth Quarter Highlights

•	Total revenues grew 54% to $36.5 million for the quarter from $23.7 million in the prior year period. Net loss attributable to common stockholders for the fourth quarter of 2017 was ($1.87) per share, as compared to net loss attributable to common stockholders of ($0.34) per share in the prior year period. The Company’s performance during the fourth quarter was impacted by the timing of its investment activity and the utilization of the cash on its balance sheet late in the quarter.

•	Adjusted funds from operations (“AFFO”) per share is $0.13 for the quarter as compared to $0.18 in fourth quarter 2016, and exceeded guidance of $0.03 to $0.06 per share.

•	Property Net Operating Income (“NOI”) grew 37.6% to $20.2 million, from $14.7 million in the prior year period.

•	Same store NOI decreased 0.6%, as compared to the prior year period, primarily due to two properties located in Dallas, Texas. Same store revenue and NOI growth were 4.6% and 1.4%, respectively, excluding the two Dallas, Texas properties.

•	Consolidated real estate investments, at cost, increased 41% to $1.5 billion at December 31, 2017 from $1.0 billion at December 31, 2016.

•	Invested approximately $189 million of equity into approximately $509 million of real estate transactions, including four operating properties, the origination of three development mezzanine loans, and the buyouts of minority ownership interests in five assets.

•	Entered into a $150 million credit agreement, with an accordion borrowing feature up to $250 million.

•	Successfully became a self-managed real estate investment trust with the internalization of management.

Management Commentary

“2017 was a significant year in the Company’s evolution as we accomplished a number of milestones which position us well for 2018 and beyond,” said Ramin Kamfar, Chairman and CEO. “Importantly, we achieved one of our key IPO goals and completed the internalization of our management function, creating further alignment of management with our shareholders. During the year we also completed more than $788 million in investments, including $353 million in the fourth quarter, in operating properties, mezzanine loans and increases in already existing property ownership. While we did not fully benefit from these investments in our fourth quarter due to their timing, we are pleased with our ability to deploy our cash into attractive assets and are well-positioned to demonstrate the earnings potential of our portfolio in 2018 and beyond. Finally, we established our first revolving credit facility, entering into a $150 million bank line of credit, which along with our ongoing opportunistic use of our 6% Series B Preferred Stock Offering, provides us with flexibility and access to cost effective capital. We remain focused on our strategy of owning highly amenitized communities in targeted knowledge-economy growth markets, and with a robust pipeline of compelling investment opportunities we are confident in our outlook.”

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Fourth Quarter Acquisition Activity

During the fourth quarter of 2017, the Company deployed approximately $189 million of equity into approximately $509 million of real estate transactions. These transactions are comprised of the acquisition of 1,646 units across four properties, the origination of three mezzanine loans for development properties totaling 784 units, and the buyouts of minority ownership interests in five assets totaling 1,377 units. The Company expects a full-quarter AFFO contribution from these assets in the first quarter of 2018.

October:

•	Acquired a 100% interest in a 300-unit apartment community located in Birmingham, Alabama, known as Springs at Greystone, which was rebranded as Outlook at Greystone. The total purchase price was approximately $36.3 million, funded in part with the Company’s senior secured credit facility.

•	Acquired a 100% interest in two properties, ARIUM Hunter’s Creek, a 532-unit apartment community, and ARIUM Metrowest, a 510-unit apartment community, both located in Orlando, Florida. The total purchase price for the two properties was approximately $182.9 million, funded in part with a $72.3 million mortgage loan on ARIUM Hunter’s Creek and in part with the Company’s senior secured credit facility.

November:

•	Acquired a 100% interest in a 304-unit apartment community located in Greenville, South Carolina, known as Springs at Greenville, which was rebranded as The Mills. The total purchase price was approximately $40.3 million, funded in part with the assumption of a $26.8 million senior mortgage loan.

December:

•	Substantially redeemed its equity interest in the Flagler Village development, and in exchange provided an approximately $54 million mezzanine loan for the development.

•	Substantially redeemed its equity interest in the Crescent Perimeter development, and in exchange provided an approximately $21 million mezzanine loan for the development.

•	Substantially redeemed its equity interest in the Vickers Village development, and in exchange provided an approximately $10 million mezzanine loan for the development.

•	As part of an effort to further simplify its structure, the Company also invested approximately $8 million to increase its ownership stake to 100% in each of its Preston View, Wesley Village, ARIUM Grandewood and Park & Kingston properties, and to 92% in its Enders Place at Baldwin Park property.

Financial Results

Net loss attributable to common stockholders for the fourth quarter of 2017 was $46.2 million, compared to a net loss of $7.3 million in the prior year period. The quarter’s results include the costs related to the internalization of the Company’s management function. Net loss attributable to common stockholders included non-cash expenses of $2.02 per share in the fourth quarter of 2017 compared to $0.51 per share for the prior year period. The Company’s performance during the fourth quarter was also impacted by the timing of its investment activity and the utilization of the cash on its balance sheet late in the quarter.

AFFO for the fourth quarter of 2017 was $3.1 million, or $0.13 per diluted share, compared to $3.7 million, or $0.18 per diluted share in the prior year period. AFFO was primarily impacted by increases in property NOI of $5.5 million and interest income of $2.2 million arising from significant investment activity, and offset by interest expense of $3.2 million, lower income from preferred returns and equity in income from unconsolidated real estate joint ventures of $0.8 million, and an increase in preferred stock dividends of $2.6 million.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Total Portfolio Performance

$ In thousands, except average rental rates	4Q17	4Q16	Variance		FY17	FY16	Variance
Total Revenues (1)	$36,451	$23,652	54.1%		$123,184	$81,041	52.0%
Property Operating Expenses	$14,019	$8,928	57.0%		$47,954	$31,521	52.1%
NOI	$20,243	$14,707	37.6%		$67,300	$49,503	36.0%
Operating Margin	59.1%	62.2%	(310)	bps	58.4%	61.1%	(270)	bps
Occupancy Percentage	94.1%	94.0%	10	bps	94.3%	94.0%	30	bps
Average Rental Rate	$1,222	$1,267	(3.6)%		$1,220	$1,255	(2.8)%

(1)	Including interest income from related parties

For the fourth quarter of 2017, total portfolio NOI was $20.2 million, an increase of $5.5 million, or 37.6%, compared to the same period in the prior year. Property revenues increased by 45.0% compared to the same prior year period primarily attributable to the increased size of the portfolio.

Property NOI margins were 59.1% of revenue for the quarter, compared to 62.2% of revenue in the prior year quarter. Property NOI margins were impacted by the sales of more stabilized assets with proceeds being recycled into replacement properties with higher growth opportunities, which require time to realize margin improvement. Property operating expenses increased 57.0% primarily the result of the increased size of the portfolio.

Same Store Portfolio Performance

$ In thousands, except average rental rates	4Q17	4Q16	Variance		FY17	FY16	Variance
Revenues	$13,796	$13,414	2.8%		$37,329	$35,995	3.7%
Property Operating Expenses	$5,418	$4,988	8.6%		$14,582	$14,038	3.9%
NOI	$8,378	$8,426	(0.6)%		$22,747	$21,957	3.6%
Operating Margin	60.7%	62.8%	(210)	bps	60.9%	61.0%	(10)	bps
Occupancy Percentage	94.3%	94.5%	(20)	bps	94.8%	95.3%	(50)	bps
Average Rental Rate	$1,290	$1,256	2.7%		$1,242	$1,197	3.8%

The Company’s same store portfolio for the quarter and year ended December 31, 2017 include only 11 and 8 properties, respectively. Because of the limited number of same store properties compared to the number of properties in our portfolio in 2017 and 2016, respectively, the Company’s same store performance measures may be of limited usefulness.

For the fourth quarter of 2017, same store NOI was $8.4 million, a decrease of $48,000, or 0.6%, compared to the same period in the prior year. Same store property revenues increased by 2.8% compared to the same prior year period, primarily attributable to a 2.7% increase in average rental rates. Same store expenses increased 8.6% primarily as the result of an approximate $280,000 increase in real estate taxes due to higher valuations by municipalities and $70,000 increase in wages.  The same store results were also disproportionately impacted by performance of two assets in the Dallas Fort Worth MSA, particularly our Frisco asset which remains challenged from new supply. Excluding the two Dallas assets, year-over-year same store revenue and NOI increased 4.6% and 1.4%, respectively.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Balance Sheet

On October 4, 2017, the Company, through its operating partnership, entered into a credit agreement (the “Credit Facility”) with KeyBank National Association and other lenders. The Credit Facility provides for an initial loan commitment amount of $150 million, with an accordion borrowing feature up to $250 million. The Credit Facility matures in October 2020 and has a one-year extension option. Borrowings under the Credit Facility bear interest, at the Company’s option, at LIBOR plus 1.80% to 2.45%, or the base rate plus 0.80% to 1.45%, depending on the Company’s leverage ratio.

As of December 31, 2017, the Company had $35.0 million of unrestricted cash on its balance sheet, approximately $4.0 million available on its revolving credit facility, and $1.0 billion of debt outstanding.

Management Internalization

As previously disclosed, on October 31, 2017, the Company successfully completed the internalization of the external management function provided by the former Manager and became a self-managed real estate investment trust.

Dividend Details

On December 20, 2017, the Board of Directors announced that it had revised the Company’s dividend policy for the Company’s Class A common stock and set an annual dividend rate of $0.65 per share. The Board of Directors considered a number of factors in setting the new dividend rate, including but not limited to achieving a sustainable dividend covered by current recurring AFFO (vs. pro forma AFFO), multifamily and small cap peer dividend rates and payout ratios, providing financial flexibility for the Company, and achieving an appropriate balance between the retention of capital to invest and grow net asset value and the importance of current distributions.

The Board of Directors authorized, and the Company declared, a quarterly dividend for the first quarter of 2018 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of March 23, 2018, which will be paid in cash on April 5, 2018. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On January 12, 2018, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of January 25, 2018, which was paid in cash on February 5, 2018, and as of February 23, 2018, and March 23, 2018, which will be paid in cash on March 5, 2018 and April 5, 2018, respectively.

2018 Guidance

Based on the Company’s current outlook and market conditions, the Company anticipates 2018 AFFO in the range of $0.65 to $0.70 per share. For additional guidance details underlying earnings guidance, please see page 30 of the Company’s Fourth Quarter 2017 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com).

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Wednesday, February 14, 2018 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until March 14, 2018 at http://services.choruscall.com/links/brg180214.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10116771.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through Core+ improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2017, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Portfolio Summary

The following is a summary of our operating real estate and development properties as of December 31, 2017:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)	% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	95%	$1,251	97%
ARIUM Glenridge	Atlanta, GA	480	1990	90%	1,120	94%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,298	97%
ARIUM Gulfshore	Naples, FL	368	2016	95%	1,272	99%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,310	98%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,273	98%
ARIUM Palms	Orlando, FL	252	2008	95%	1,306	97%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	85%	1,182	96%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,500	94%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,062	93%
Citrus Tower	Orlando, FL	336	2006	97%	1,225	93%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,643	97%
James on South First	Austin, TX	250	2016	90%	1,228	92%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	946	92%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,352	94%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,075	92%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,308	95%
Outlook at Greystone	Birmingham, AL	300	2007	100%	936	90%
Park & Kingston	Charlotte, NC	168	2015	100%	1,234	94%
Preston View	Morrisville, NC	382	2000	100%	1,068	93%
Roswell City Walk	Roswell, GA	320	2015	98%	1,482	95%
Sorrel	Frisco, TX	352	2015	95%	1,175	95%
Sovereign	Fort Worth, TX	322	2015	95%	1,308	93%
The Brodie	Austin, TX	324	2001	93%	1,218	91%
The Mills	Greenville, SC	304	2013	100%	1,085	89%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,338	91%
Villages at Cypress Creek	Houston, TX	384	2001	80%	1,056	95%
Wesley Village	Charlotte, NC	301	2010	100%	1,285	90%
Consolidated Operating Properties Subtotal/Average		9,608			$1,222	94%

Mezzanine/Preferred Investments	Location	Planned Number of Units			Pro Forma Average Rent (4)
Alexan CityCentre	Houston, TX	340			$2,144
Alexan Southside Place	Houston, TX	270			2,012
APOK Townhomes	Boca Raton, FL	90			2,549
Crescent Perimeter	Atlanta, GA	320			1,749
Domain	Garland, TX	299			1,469
Flagler Village	Fort Lauderdale, FL	385			2,352
Helios	Atlanta, GA	282			1,486
Lake Boone Trail	Raleigh, NC	245			1,271
Vickers Village	Roswell, GA	79			3,176
West Morehead	Charlotte, NC	286			1,507
Whetstone	Durham, NC	204			1,260
Mezzanine and Preferred Investments Subtotal/Average		2,800			$1,815

Portfolio Properties Total/Average		12,408			$1,362

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended December 31, 2017.

(3) Percent occupied is calculated as (i) the number of units occupied as of December 31, 2017, divided by (ii) total number of units, expressed as a percentage.

(4) The properties are under development. Alexan CityCentre, Alexan Southside Place, Helios, and Lake Boone Trail are preferred equity investments with an option to convert into partial ownership upon stabilization. APOK Townhomes, Crescent Perimeter, Domain, Flagler Village, Vickers Village, and West Morehead are mezzanine loan investments. Additionally, APOK Townhomes, Domain, and West Morehead have an option to purchase indirect property interest upon maturity. Whetstone is currently a preferred equity investment providing a stated investment return. Pro forma average rent represents the average pro forma effective monthly rent per occupied unit for all expected occupied units upon stabilization.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Consolidated Statement of Operations

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Net rental income	$30,621	$21,353	$102,974	$73,366
Other property revenues	3,641	2,282	12,280	7,658
Interest income from related parties	2,189	17	7,930	17
Total revenues	36,451	23,652	123,184	81,041
Expenses
Property operating	14,019	8,928	47,954	31,521
Property management fees	934	680	3,185	2,339
General and administrative	3,292	1,709	7,541	5,863
Management fees	993	2,015	12,726	6,510
Acquisition and pursuit costs	19	2,444	3,233	4,590
Management internalization	41,907	63	43,554	63
Weather-related losses, net	336	—	1,014	—
Depreciation and amortization	15,530	8,725	48,624	31,187
Total expenses	77,030	24,564	167,831	82,073
Operating loss	(40,579)	(912)	(44,647)	(1,032)
Other income (expense)
Other income	—	—	17	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,472	3,015	10,336	11,632
Gain on sale of real estate investments	123	—	50,163	4,947
Gain on sale of real estate joint venture interest, net	24	—	10,262	—
Gain on revaluation of equity of business combination	—	3,761	—	3,761
Loss on early extinguishment of debt	—	—	(1,639)	(2,393)
Interest expense, net	(9,181)	(5,824)	(31,520)	(19,915)
Total other (expense) income	(6,562)	952	37,619	(1,942)
Net (loss) income	(47,141)	40	(7,028)	(2,974)
Preferred stock dividends	(7,753)	(5,373)	(27,023)	(13,763)
Preferred stock accretion	(1,123)	(324)	(3,011)	(893)
Net loss (income) attributable to noncontrolling interests
Operating partnership units	(9,376)	(102)	(9,372)	(276)
Partially-owned properties	(400)	1,704	17,989	1,631
Net (loss) income attributable to noncontrolling interests	(9,776)	1,602	8,617	1,355
Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)

Net loss per common share - Basic	$(1.87)	$(0.34)	$(1.79)	$(0.91)

Net loss per common share – Diluted	$(1.87)	$(0.34)	$(1.79)	$(0.91)

Weighted average basic common shares outstanding	24,701,535	21,102,233	25,561,673	20,805,852
Weighted average diluted common shares outstanding	24,701,535	21,102,233	25,561,673	20,805,852

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Consolidated Balance Sheets

Fourth Quarter 2017

(Unaudited and dollars in thousands except for share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Net Real Estate Investments
Land	$169,135	$142,274
Buildings and improvements	1,244,193	848,445
Furniture, fixtures and equipment	38,446	27,617
Construction in progress	985	10,878
Total Gross Real Estate Investments	1,452,759	1,029,214
Accumulated depreciation	(55,177)	(42,137)
Total Net Real Estate Investments	1,397,582	987,077
Cash and cash equivalents	35,015	82,047
Restricted cash	29,575	45,402
Notes and accrued interest receivable from related parties	140,903	21,267
Due from affiliates	2,003	948
Accounts receivable, prepaid and other assets	9,689	8,610
Preferred equity investments and investments in unconsolidated real estate joint ventures	71,145	91,132
In-place lease intangible assets, net	4,635	4,839
Total Assets	$1,690,547	$1,241,322

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$939,494	$710,575
Revolving credit facility	67,670	—
Accounts payable	1,652	1,669
Other accrued liabilities	22,952	13,431
Due to affiliates	1,575	2,409
Distributions payable	14,287	7,328
Total Liabilities	1,047,630	735,412
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized, and 5,721,460 issued and outstanding as of December 31, 2017 and 2016	138,801	138,316
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 725,000 and 150,000 shares authorized, 184,130 and 21,482 issued and outstanding as of December 31, 2017 and 2016, respectively	161,742	18,938
7.6250% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,323,750 issued and outstanding as of December 31, 2017
and December 31, 2016	56,196	56,095
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 230,400,000 and 246,975,000 shares authorized; none issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,850,602 issued and outstanding as of December 31, 2017 and 2016	68,705	68,760
Common stock - Class A, $0.01 par value, 747,509,582 and 747,586,185 shares authorized; 24,218,359 and 19,567,506 shares issued and outstanding as of December 31, 2017 and 2016, respectively	242	196
Common stock - Class C, $0.01 par value, 76,603 and no shares authorized; 76,603 and no shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	—
Additional paid-in-capital	318,170	257,403
Distributions in excess of cumulative earnings	(164,286)	(84,631)
Total Stockholders’ Equity	222,832	241,728
Noncontrolling Interests
Operating partnership units	42,999	2,216
Partially owned properties	20,347	48,617
Total Noncontrolling Interests	63,346	50,833
Total Equity	286,178	292,561
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,690,547	$1,241,322

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition and pursuit costs, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee paid to our former Manager only, we further adjusted FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also used AFFO for purposes of determining the quarterly incentive fee paid to our former Manager in prior periods.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

We have acquired interests in twelve additional operating properties subsequent to December 31, 2016 and sold four properties that were owned in 2016. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	12,074	7,527	41,974	26,963
Gain on sale of real estate investments	(102)	(1,828)	(34,048)	(6,704)
Gain on sale of real estate joint venture interests, net	(13)	—	(6,344)	—
FFO Attributable to Common Stockholders	$(34,282)	$(1,560)	$(44,097)	$1,274
Common stockholders pro-rata share of:
Amortization of non-cash interest expense	356	171	1,848	790
Acquisition and pursuit costs	15	2,130	3,055	4,123
Management internalization process expense	34,842	63	36,471	63
Non-real estate depreciation and amortization	5	—	5	—
Loss on early extinguishment of debt	—	—	1,534	2,269
Weather-related losses, net	264	—	899	—
Non-recurring income	—	(23)	(16)	(254)
Non-cash tax abatement	—	85	—	85
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(210)	—	(1,190)	—
Normally recurring capital expenditures	(431)	(252)	(1,443)	(907)
Preferred stock accretion	934	320	2,804	880
Non-cash equity compensation	1,639	2,805	14,551	9,405
AFFO Attributable to Common Stockholders	$3,132	$3,739	$14,421	$17,728
Weighted average common shares outstanding - diluted	24,701,535	21,102,894	25,562,064	20,810,134

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$(1.39)	$(0.07)	$(1.73)	$0.06
AFFO Attributable to Common Stockholders - diluted	$0.13	$0.18	$0.56	$0.85

__________________________________________________________________________________________________

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation and amortization, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net loss attributable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Net (loss) income attributable to noncontrolling interest	(9,776)	1,602	8,617	1,355
Preferred stock dividends	7,753	5,373	27,023	13,763
Preferred stock accretion	1,123	324	3,011	893
Interest expense, net	9,181	5,824	31,520	19,915
Depreciation and amortization	15,530	8,725	48,624	31,187
EBITDA	$(22,430)	$14,589	$73,116	$48,128
Acquisition and pursuit costs	19	2,444	3,233	4,590
Management internalization process expense	41,907	63	43,554	63
Non-real estate depreciation and amortization	6	-	6	-
Weather-related losses, net	336	-	1,014	-
Non-cash equity compensation	1,972	2,844	15,021	9,543
Non-recurring income	-	(24)	(17)	(258)
Non-cash tax abatement	-	96		96
Gain on sale of real estate investments	(123)	-	(50,163)	(4,947)
Gain on sale of real estate joint venture interest, net	(24)	-	(10,262)	-
Gain on revaluation of equity on business combination	-	(3,761)		(3,761)
Loss on early extinguishment of debt	-	-	1,639	2,393
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(253)	-	(1,243)	-
Adjusted EBITDA	$21,410	$16,251	$75,898	$55,847

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Certain amounts in prior periods, related to tenant reimbursements for utility expenses amounting to $1.2 million and $4.0 million for the three months and year ended December 31, 2016, have been reclassified to other property revenues from property operating expenses, to conform to the current period presentation which includes tenant reimbursements for utility expenses amounting to $1.9 million and $6.5 million for the three months and year ended December 31, 2017.  In addition, property management fees have been reclassified from property operating expenses.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Add pro-rata share:
Depreciation and amortization	12,074	7,527	41,974	26,963
Non-real estate depreciation and amortization	5	-	5	-
Amortization of non-cash interest expense	356	171	1,848	790
Property management fees	726	580	2,745	1,959
Management fees	825	1,987	12,434	6,417
Acquisition and pursuit costs	16	2,130	3,055	4,123
Loss on early extinguishment of debt	-	-	1,534	2,269
Corporate operating expenses	2,737	1,680	6,940	5,779
Management internalization process expense	34,842	63	36,471	63
Weather-related losses, net	264	-	899	-
Preferred dividends	6,446	5,298	25,512	13,567
Preferred stock accretion	934	320	2,804	880
Less pro-rata share:
Other income	-	-	16	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,055	2,973	9,838	11,464
Interest income from related parties	1,820	17	7,500	17
Gain on sale of real estate joint venture interest, net	13	-	6,344	-
Gain on sale of real estate investments	102	1,828	34,048	6,704
Pro-rata share of properties' income	8,994	7,679	32,796	25,614
Add:
Noncontrolling interest pro-rata share of property income	2,526	1,400	5,187	4,880
Total property income	11,520	9,079	37,983	30,494
Add:
Interest expense, net	8,723	5,628	29,317	19,009
Net operating income	20,243	14,707	67,300	49,503
Less:
Non-same store net operating income	11,865	6,281	44,553	27,546
Same store net operating income	$8,378	$8,426	$22,747	$21,957

(1) Same Store sales for the three months ended December 31, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sorrel, Sovereign, ARIUM at Palmer Ranch, ARIUM Gulfshore, The Preserve at Henderson Beach and ARIUM Westside.

(2) Same Store sales for the year ended December 31, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, ARIUM at Palmer Ranch, and ARIUM Gulfshore.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings Release

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

##

Bluerock Residential Growth REIT, Inc.

Financial and Operating Highlights

For the Three and Twelve Months Ended December 31, 2017

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
OPERATING INFORMATION	2017	2016	% Change	2017	2016	% Change

Total revenue	$36,451	$23,652	54.1%	$123,184	$81,041	52.0%

Total assets	$1,690,547	$1,241,322	36.2%	$1,690,547	$1,241,322	36.2%

Property NOI margins	59.1%	62.2%	(5.0%)	58.4%	61.1%	(4.4%)

Property NOI	$20,243	$14,707	37.6%	$67,300	$49,503	36.0%

Net loss per common share - Diluted	$(1.87)	$(0.34)	-	$(1.79)	$(0.91)	-

AFFO attributable to common shareholders per share(1)	$0.13	$0.18	(27.8%)	$0.56	$0.85	(34.1%)

(1) See page 31 for the Company's definition of this non-GAAP measurement and reasons for using it.

Bluerock Residential Growth REIT, Inc.

Share and Unit Information

Fourth Quarter 2017

(Unaudited)

Weighted Average Common Stock and Units Outstanding for the quarter ended December 31, 2017
Class A Common Stock	24,206,316
Class C Common Stock	51,624
LTIP Units	443,595
Weighted Average Common Stock and LTIP Units Outstanding, Diluted	24,701,535
OP Units	5,008,930
Weighted Average Common Stock and Total Units Outstanding, Diluted	29,710,465

Outstanding Common Stock and Units at December 31, 2017	31,072,927

Outstanding 8.250% Series A Cumulative Redeemable Preferred Stock at December 31, 2017	5,721,460

Outstanding 6% Series B Redeemable Preferred Stock at December 31, 2017	184,130

Outstanding 7.625% Series C Cumulative Redeemable Preferred Stock at December 31, 2017	2,323,750

Outstanding 7.125% Series D Cumulative Preferred Stock at December 31, 2017	2,850,602

The following table reflects the impact of various LTIP Unit to OP Unit conversions and payment of Internalization Consideration and other share/unit changes subsequent to September 30, 2017:

Share Type	Shares and units outstanding September 30, 2017	LTIP Unit Conversion to Non-Controlling Interest (1)	Internalization Consideration in shares and units(2)	Other	Shares and units outstanding December 31, 2017	Ownership %
Class A Common Stock	24,193,109			25,250	24,218,359	78.0%
Class C Common Stock	-		76,603		76,603	0.2%
LTIP Units	2,502,389	(2,502,389)			-	-
Total share equivalents	26,695,498	(2,502,389)	76,603	25,250	24,294,962	78.2%
OP Units	273,688	2,206,033	3,753,593	(2,557)	6,230,757	20.1%
LTIP units		547,208			547,208	1.7%
Total noncontrolling interest	273,688	2,753,241	3,753,593	(2,557)	6,777,965	21.8%
Total shares, OP and LTIP Units	26,969,186	250,852	3,830,196	22,693	31,072,927	100.0%

(1) Reflects the impact of LTIP Unit conversions to OP Units and other LTIP Unit activities during fourth quarter 2017.

(2) Reflects the impact of the Internalization Consideration which was issued on October 31, 2017.

Bluerock Residential Growth REIT, Inc.

EBITDA and Interest Information

Fourth Quarter 2017

(Unaudited and dollars in thousands)

Consolidated
Three Months Ended
December 31, 2017
Q4 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(46,241)
Net (loss) income attributable to noncontrolling interest	(9,776)
Preferred stock dividends	7,753
Preferred stock accretion	1,123
Interest expense, net	9,181
Depreciation and amortization	15,530
EBITDA (1)	$(22,430)
Acquisition and pursuit costs	19
Management internalization process expense	41,907
Non-real estate depreciation and amortization	6
Weather-related losses, net	336
Non-cash equity compensation	1,972
Gain on sale of real estate investments	(123)
Gain on sale of real estate joint venture interest	(24)
Non-cash equity in earnings of unconsolidated joint ventures	(253)
Adjusted EBITDA	$21,410

Modified Q4 EBITDA calculation (2)
Adjusted EBITDA	$21,410
Adjustment	3,900
Modified Q4 EBITDA	$25,310
Modified Q4 EBITDA annualized	$101,240

Modified Q4 interest calculation (2)(3)
Interest Expense	$8,739
Adjustment	507
Modified Q4 interest expense	$9,246
Modified Q4 interest expense annualized	$36,984

(1) See page 32 for a reconciliation of net income attributable to common stockholders to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following investment activity assuming the transactions had occurred on October 1, 2017: acquisitions of ARIUM Metrowest, Outlook at Greystone, The Mills, and Hunter’s Creek; additional ownership stakes in Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, Preston View and Wesley Village; and additional investments in our preferred investments and mezzanine loans at Alexan Southside, Flagler Village, Vickers Village and Crescent Perimeter. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

Bluerock Residential Growth REIT, Inc.

Financial Statistics

Fourth Quarter 2017

(Unaudited and dollars in thousands)

	Consolidated
	Three Months Ended
	December 31, 2017

Interest Coverage Ratio
Modified Q4 EBITDA *	$25,310
Modified Q4 interest expense (4) *	$9,246
Interest Coverage Ratio	2.74	x

Quarterly Fixed Charge Coverage Ratio
Modified Q4 interest expense (4) *	$9,246
Preferred stock dividends	$7,753
Total fixed charges	$16,999
Modified Q4 EBITDA *	$25,310
Modified Q4 EBITDA fixed charge coverage ratio	1.49	x

Net Debt / Modified EBITDA Ratio
Total debt (1)	$946,101
Less: cash (3)	$(64,590)
Net debt (less cash)	$881,511
Modified Q4 EBITDA (annualized)*	$101,240
Net Debt / Modified EBITDA Ratio	8.71	x

Leverage as a Percentage of assets
Total debt (1)	$946,101
Total undepreciated assets (2)	$1,743,983
Total Debt / Total Undepreciated Assets	54.2%
Net Debt / Net Undepreciated Assets	52.5%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$780,184
Total debt (1)	$946,101
Total Enterprise Value	$1,726,285
Total Debt / Total Enterprise Value	54.8%
Net Debt / Total Enterprise Value	51.1%

(1) Total debt excludes amortization of fair market value adjustments of $2.6 million and deferred financing costs of $9.3 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

(5) Total market cap is calculated by using common shares, preferred shares, and equivalents of units (OP Units and LTIP Units) multiplied by the December 31, 2017 closing share prices.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following investment activity assuming the transactions had occurred on October 1, 2017: acquisitions of ARIUM Metrowest, Outlook at Greystone, The Mills, and Hunter’s Creek; additional ownership stakes in Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, Preston View, and Wesley Village; and additional investments in our preferred investments and mezzanine loans at Alexan Southside, Flagler Village, Vickers Village and Crescent Perimeter. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

Bluerock Residential Growth REIT, Inc.

Recent Acquisitions

(Unaudited and dollars in millions)

Summary of Recent Acquisitions

Property	Location	Date of Investment	Year Built/ Renovated(1)	Number of Units	Ownership Interest in Property	Purchase Price	Average Rent(2)

Preston View	Morrisville, NC	2/17/2017	2000	382	100%	$59.5	$1,068

Wesley Village	Charlotte, NC	3/9/2017	2010	301	100%	57.2	1,285

Marquis at Crown Ridge	San Antonio, TX	6/9/2017	2009	352	90%	39.5	946

Marquis at Stone Oak	San Antonio, TX	6/9/2017	2007	335	90%	55.4	1,352

Marquis at The Cascades	Tyler, TX	6/9/2017	2009	582	90%	73.2	1,075

Marquis at TPC	San Antonio, TX	6/9/2017	2008	139	90%	20.9	1,308

Villages at Cypress Creek	Houston, TX	9/8/2017	2001	384	80%	40.7	1,056

Citrus Tower	Orlando, FL	9/28/2017	2006	336	97%	55.3	1,225

Outlook at Greystone	Birmingham, AL	10/19/2017	2007	300	100%	36.3	936

ARIUM Hunter's Creek	Orlando, FL	10/30/2017	1999	532	100%	96.9	1,310

ARIUM Metrowest	Orlando, FL	10/30/2017	2001	510	100%	86.0	1,273

The Mills	Greenville, SC	11/29/2017	2013	304	100%	40.3	1,085

Total/Average for recent acquisitions				4,457		$661.2	$1,153

(1) All dates are for the year construction was completed.

(2) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended December 31, 2017.

Bluerock Residential Growth REIT, Inc.

Recent Dispositions

(Unaudited and dollars in millions)

Summary of Recent Dispositions

Property	Location	Date Sold	Number of Units	Ownership Interest in Property	Sale Price	BRG Net Proceeds	IRR	Equity Multiple
Village Green of Ann Arbor	Ann Arbor, MI	2/22/2017	520	48.6%	$71.4	$13.6	38%	2.32
Lansbrook Village	Palm Harbor, FL	4/26/2017	621	90.0%	$82.4	$19.1	25%	1.71
Fox Hill	Austin, TX	5/24/2017	288	94.6%	$46.5	$16.4	26%	1.62
MDA Apartments (1)	Chicago, IL	6/30/2017	190	35.3%	$18.3	$11.0	22%	2.23
Total/Weighted Average			1,619		$218.6	$60.1	27%	1.86

(1) Sales price represents only BRG’s 35% interest in the property.

Bluerock Residential Growth REIT, Inc.

Investments in Unconsolidated Real Estate Joint Ventures and Notes and Accrued Interest Receivable from Related Parties

For the Three Months Ended and Twelve Months Ended December 31, 2017

(Unaudited and dollars in thousands)

Multifamily Community Name	Investment Balance as of October 1, 2017	Change	Investment Balance as of December 31, 2017	Preferred Return	AFFO Earned for the Three Months Ended December 31, 2017	AFFO Earned for the Year Ended December 31, 2017
Preferred and Equity Investments
Alexan CityCentre	$9,258	$-	$9,258	15%	$385	$1,395
Alexan Southside	19,015	1,569	20,584	15%	767	2,879
Flagler Village*	25,384	(25,354)	30	*	(1)	(7)
Helios	16,360	-	16,360	15%	619	2,454
Lake Boone Trail	11,930	-	11,930	15%	451	1,770
Whetstone**	12,932	-	12,932	0%	0	486
Other	33	18	51	*	(1)	115
	$94,912	$(23,767)	$71,145		$2,220	$9,092

Mezzanine Loans
APOK Townhomes	$11,360	$5	$11,365	15%	$424	$1,656
Crescent Perimeter*	-	20,622	20,662	15%	17	17
Domain	20,528	8	20,536	15%	767	2,525
Flagler Village*	-	53,668	53,668	15%	44	44
Vickers Village*	-	9,819	9,819	15%	8	8
West Morehead	24,883	10	24,893	15%	929	3,680
	$56,771	$84,132	$140,903		$2,189	$7,930

* Flagler, Crescent and Vickers converted to mezzanine loans effective December 29, 2017. The Company also holds an equity method investment with 0.5% common ownership.

**Commencing April 1, 2017, the Whestone preferred income is being accrued and not paid currently. Effective October 2, 2017, the preferred return decreased to 6.5% from 15%.

Bluerock Residential Growth REIT, Inc.

Portfolio Information

Fourth Quarter 2017

(Unaudited)

Multifamily Community Name	Location	Number of Units	Year Built/ Renovated (1)	Average Rent(2)		Revenue per Occupied Unit(3)		Average Occupancy
Consolidated Operating Properties:
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	$1,251		$1,362		96.6%
ARIUM Glenridge	Atlanta, GA	480	1990	1,120		1,257		93.5%
ARIUM Grandewood	Orlando, FL	306	2005	1,298		1,409		96.8%
ARIUM Gulfshore	Naples, FL	368	2016	1,272		1,371		94.1%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	1,310		1,441		96.0%
ARIUM Metrowest	Orlando, FL	510	2001	1,273		1,429		97.8%
ARIUM Palms	Orlando, FL	252	2008	1,306		1,442		95.7%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	1,182		1,365		95.8%
ARIUM Westside	Atlanta, GA	336	2008	1,500	(4)	1,759	(4)	94.9%
Ashton Reserve	Charlotte, NC	473	2015	1,062		1,159		93.3%
Citrus Tower	Orlando,FL	336	2006	1,225		1,309		94.2%
Enders Place at Baldwin Park	Orlando, FL	220	2003	1,643		1,738		95.5%
James on South First	Austin, TX	250	2016	1,228		1,383		94.9%
Marquis at Crown Ridge	San Antonio, TX	352	2009	946		1,077		92.3%
Marquis at Stone Oak	San Antonio, TX	335	2007	1,352		1,432		92.7%
Marquis at The Cascades	Tyler, TX	582	2009	1,075		1,164		91.4%
Marquis at TPC	San Antonio, TX	139	2008	1,308		1,381		93.2%
Outlook at Greystone	Birmingham, AL	300	2007	936		1,090		91.8%
Park & Kingston	Charlotte, NC	168	2015	1,234		1,293		94.4%
Preston View	Morrisville, NC	382	2000	1,068		1,175		93.9%
Roswell City Walk	Roswell, GA	320	2015	1,482		1,684		94.6%
Sorrel	Frisco, TX	352	2015	1,175		1,263		92.1%
Sovereign	Fort Worth, TX	322	2015	1,308		1,426		92.7%
The Brodie	Austin, TX	324	2001	1,218		1,394		93.9%
The Mills	Greenville, SC	304	2013	1,085		1,143		90.0%
The Preserve at Henderson Beach	Destin, FL	340	2009	1,338		1,470		92.0%
Villages at Cypress Creek	Houston, TX	384	2001	1,056		1,142		94.1%
Wesley Village	Charlotte, NC	301	2010	1,285		1,373		91.7%

Total Consolidated Operating Properties		9,608		$1,222		$1,346		94.1%

Mezzanine/Preferred Investments:
Alexan CityCentre	Houston, TX	340		$2,144	(5)	N/A		N/A
Alexan Southside Place	Houston, TX	270		2,012	(5)	N/A		N/A
APOK Townhomes	Boca Raton, FL	90		2,549	(5)	N/A		N/A
Crescent Perimeter	Atlanta, GA	320		1,749	(5)	N/A		N/A
Domain	Garland, TX	299		1,469	(5)	N/A		N/A
Flagler Village	Fort Lauderdale, FL	385		2,352	(5)	N/A		N/A
Helios	Atlanta, GA	282		1,486	(5)	N/A		N/A
Lake Boone Trail	Raleigh, NC	245		1,271	(5)	N/A		N/A
Vickers Village	Roswell, GA	79		3,176	(5)	N/A		N/A
West Morehead	Charlotte, NC	286		1,507	(5)	N/A		N/A
Whetstone	Durham, NC	204		1,260		N/A		N/A

Total Mezzanine/Preferred Investments		2,800		$1,815		N/A		N/A

Total Portfolio		12,408		$1,362		$1,346		94.1%

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended December 31, 2017.

(3) Revenue per occupied unit is total revenue divided by average number of occupied units for the three months ended December 31, 2017.

(4) Represents average rent and revenue per occupied unit for residential units only and excludes the property's retail space.

(5) Represents the average pro forma effective monthly rent per occupied unit for all expected units upon stabilization.

Bluerock Residential Growth REIT, Inc.

Mezzanine/Preferred Investments

As of December 31, 2017

(Unaudited and dollars in millions)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 2 of this document for a discussion of risks and uncertainties.

Estimated/Actual Dates for
Multifamily Community Name(1)	Planned Number of Units	Total Estimated Construction Cost (in millions)	Cost to Date (in millions)	Estimated Construction Cost Per Unit	Total Available Financing (in millions)	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Whetstone	204	$37.0	$37.0	$181,478	$26.4	N/A	(3)	N/A	4Q16
Alexan CityCentre	340	$83.2	$80.8	$244,706	$55.1	4Q14	2Q17	4Q17	2Q19
Helios	282	$51.4	$50.1	$182,270	$38.1	4Q15	2Q17	4Q17	1Q19
Alexan Southside Place	270	$49.0	$44.8	$181,481	$31.6	4Q15	4Q17	2Q18	2Q19
Lake Boone Trail	245	$40.2	$30.5	$164,082	$25.2	2Q16	3Q17	4Q18	3Q19
Vickers Village	79	$30.7	$20.9	$388,608	$18.0	2Q16	3Q18	4Q18	3Q19
APOK Townhomes	90	$28.9	$15.6	$321,111	$18.7	2Q17	3Q18	1Q19	3Q19
Crescent Perimeter	320	$70.0	$35.0	$218,750	$44.7	4Q16	4Q18	2Q19	4Q19
Domain	299	$52.6	$22.3	$175,920	$36.7	1Q17	4Q18	2Q19	4Q19
West Morehead	286	$60.0	$30.5	$209,790	$41.8	4Q16	4Q18	2Q19	4Q19
Flagler Village	385	$140.4	$29.5	$364,675	$105.3	1Q18	3Q19	3Q20	3Q21

(1) The properties are under development/lease-up except Whetstone which is currently operating. Alexan CityCentre, Alexan Southside Place, Helios, and Lake Boone Trail are preferred equity investments with an option to convert into partial ownership upon stabilization. APOK Townhomes, Crescent Perimeter, Domain Phase 1, Flagler Village, Vickers Village, and West Morehead are mezzanine loan investments. Additionally, APOK Townhomes, Domain Phase 1, and West Morehead have an option to purchase indirect property interest upon maturity.

(2) We defined stabilized occupancy as attainment of 90% physical occupancy.

(3) Whetstone was purchased on May 20, 2015 and was in lease-up.

Bluerock Residential Growth REIT, Inc.

Condensed Consolidated Balance Sheets

Fourth Quarter 2017

(Unaudited and dollars in thousands except for share and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Net Real Estate Investments
Land	$169,135	$142,274
Buildings and improvements	1,244,193	848,445
Furniture, fixtures and equipment	38,446	27,617
Construction in progress	985	10,878
Total Gross Real Estate Investments	1,452,759	1,029,214
Accumulated depreciation	(55,177)	(42,137)
Total Net Real Estate Investments	1,397,582	987,077
Cash and cash equivalents	35,015	82,047
Restricted cash	29,575	45,402
Notes and accrued interest receivable from related parties	140,903	21,267
Due from affiliates	2,003	948
Accounts receivable, prepaid and other assets	9,689	8,610
Preferred equity investments and investments in unconsolidated real estate joint ventures	71,145	91,132
In-place lease intangible assets, net	4,635	4,839
Total Assets	$1,690,547	$1,241,322

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$939,494	$710,575
Revolving credit facility	67,670	—
Accounts payable	1,652	1,669
Other accrued liabilities	22,952	13,431
Due to affiliates	1,575	2,409
Distributions payable	14,287	7,328
Total Liabilities	1,047,630	735,412
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share,
10,875,000 shares authorized, and 5,721,460 issued and outstanding as of December 31, 2017 and December 31, 2016	138,801	138,316
6% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 725,000 and 225,000 shares authorized, 184,130 and 21,482 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	161,742	18,938
7.6250% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,323,750 issued and outstanding as of December 31, 2017 and December 31, 2016	56,196	56,095

Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 230,400,000 and 246,975,000 shares authorized; none issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized, 2,850,602 issued and outstanding as of December 31, 2017 and December 31, 2016	68,705	68,760
Common stock - Class A, $0.01 par value, 747,509,582 and 747,586,185 shares authorized; 24,218,359 and 19,567,506 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	242	196
Common stock - Class C, $0.01 par value, 76,603 and no shares authorized; 76,603 and no shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	—
Additional paid-in-capital	318,170	257,403
Distributions in excess of cumulative earnings	(164,286)	(84,631)
Total Stockholders’ Equity	222,832	241,728
Noncontrolling Interests
Operating partnership units	42,999	2,216
Partially owned properties	20,347	48,617
Total Noncontrolling Interests	63,346	50,833
Total Equity	286,178	292,561
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,690,547	$1,241,322

Bluerock Residential Growth REIT, Inc.

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Net rental income	$$30,621	$$21,353	$102,974	$73,366
Other property revenues	3,641	2,282	12,280	7,658
Interest income from related parties	2,189	17	7,930	17
Total revenues	36,451	23,652	123,184	81,041
Expenses
Property operating	14,019	8,928	47,954	31,521
Property management fees	934	680	3,185	2,339
General and administrative	3,292	1,709	7,541	5,863
Management fees	993	2,015	12,726	6,510
Acquisition and pursuit costs	19	2,444	3,233	4,590
Management internalization	41,907	63	43,554	63
Weather-related losses, net	336	-	1,014	-
Depreciation and amortization	15,530	8,725	48,624	31,187
Total expenses	77,030	24,564	167,831	82,073
Operating loss	(40,579)	(912)	(44,647)	(1,032)
Other income (expense)
Other income	—	—	17	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,472	3,015	10,336	11,632
Gain on sale of real estate investments	123	—	50,163	4,947
Gain on sale of real estate joint venture interest, net	24	—	10,262	—
Gain on revaluation of equity of business combination	—	3,761	—	3,761
Loss on early extinguishment of debt	—	—	(1,639)	(2,393)
Interest expense, net	(9,181)	(5,824)	(31,520)	(19,915)
Total other (expense) income	(6,562)	952	37,619	(1,942)
Net (loss) income	(47,141)	40	(7,028)	(2,974)
Preferred stock dividends	(7,753)	(5,373)	(27,023)	(13,763)
Preferred stock accretion	(1,123)	(324)	(3,011)	(893)
Net (loss) income attributable to noncontrolling interests
Operating partnership units	(9,376)	(102)	(9,372)	(276)
Partially-owned properties	(400)	1,704	17,989	1,631)
Net (loss) income attributable to noncontrolling interests	(9,776)	1,602	8,617	1,355
Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)

Net loss per common share - Basic	$(1.87)	$(0.34)	$(1.79)	$(0.91)

Net loss per common share – Diluted	$(1.87)	$(0.34)	$(1.79)	$(0.91)

Weighted average basic common shares outstanding	24,701,535	21,102,233	25,561,673	20,805,852
Weighted average diluted common shares outstanding	24,701,535	21,102,233	25,561,673	20,805,852

Bluerock Residential Growth REIT, Inc.

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) Attributable to Common Stockholders

For the Three and Twelve Months Ended December 31, 2017 and 2016

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Common stockholders pro-rata share of:
Real estate depreciation and amortization	12,074	7,527	41,974	26,963
Gain on sale of real estate investments	(102)	(1,828)	(34,048)	(6,704)
Gain on sale of real estate joint venture interests, net	(13)	—	(6,344)	—
FFO Attributable to Common Stockholders	$(34,282)	$(1,560)	$(44,097)	$1,274
Common stockholders pro-rata share of:
Amortization of non-cash interest expense	356	171	1,848	790
Acquisition and pursuit costs	15	2,130	3,055	4,123
Management internalization process expense	34,842	63	36,471	63
Non-real estate depreciation and amortization	5	—	5	—
Loss on early extinguishment of debt	—	—	1,534	2,269
Weather-related losses, net	264	—	899	—
Non-recurring income	—	(23)	(16)	(254)
Non-cash tax abatement	—	85	—	85
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(210)	—	(1,190)	—
Normally recurring capital expenditures	(431)	(252)	(1,443)	(907)
Preferred stock accretion	934	320	2,804	880
Non-cash equity compensation	1,639	2,805	14,551	9,405
AFFO Attributable to Common Stockholders	$3,132	$3,739	$14,421	$17,728

Weighted average common shares outstanding - diluted	24,701,535	21,102,894	25,562,064	20,810,134

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$(1.39)	$(0.07)	$(1.73)	$0.06
AFFO Attributable to Common Stockholders - diluted	$0.13	$0.18	$0.56	$0.85

Bluerock Residential Growth REIT, Inc.

Debt Summary Information

As of December 31, 2017

(Unaudited and dollars in thousands)

Debt Outstanding

Property	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM at Palmer Ranch	$26,925	3.54%	LIBOR + 2.17% (1)	February 1, 2023
ARIUM Glenridge	48,431	3.85%	LIBOR + 2.48 (1)	November 1, 2023
ARIUM Grandewood	34,294	3.19%	Floating (2)	December 1, 2024
ARIUM Gulfshore	32,626	3.54%	LIBOR + 2.17% (1)	February 1, 2023
ARIUM Hunter’s Creek	72,294	3.65%	Fixed	November 1, 2024
ARIUM Palms	24,999	3.59%	LIBOR + 2.22% (1)	September 1, 2022
ARIUM Pine Lakes	26,950	3.95%	Fixed	November 1, 2023
ARIUM Westside	52,150	3.68%	Fixed	August 1, 2023
Ashton Reserve I	31,401	4.67%	Fixed	December 1, 2025
Ashton Reserve II	15,270	3.99%	LIBOR + 2.62% (1)	January 1, 2026
Citrus Tower	41,438	4.07%	Fixed	October 1, 2024
Enders Place at Baldwin Park (3)	24,287	4.30%	Fixed	November 1, 2022
James on South First	26,500	4.35%	Fixed	January 1, 2024
Marquis at Crown Ridge	29,217	2.98%	LIBOR + 1.61% (1)	June 1, 2024
Marquis at Stone Oak	43,125	2.98%	LIBOR + 1.61% (1)	June 1, 2024
Marquis at The Cascades I	33,207	2.98%	LIBOR + 1.61% (1)	June 1, 2024
Marquis at The Cascades II	23,175	2.98%	LIBOR + 1.61% (1)	June 1, 2024
Marquis at TPC	17,184	2.98%	LIBOR + 1.61% (1)	June 1, 2024
Park & Kingston (4)	18,432	3.41%	Fixed	April 1, 2020
Preston View	41,066	3.44%	LIBOR + 2.07% (1)	March 1, 2024
Roswell City Walk	51,000	3.63%	Fixed	December 1, 2026
Sorrel	38,684	3.66%	LIBOR + 2.29% (1)	May 1, 2023
Sovereign	28,788	3.46%	Fixed	November 10, 2022
The Brodie	34,825	3.71%	Fixed	December 1, 2023
The Mills	26,777	4.21%	Fixed	January 1, 2025
The Preserve at Henderson Beach	36,311	4.65%	Fixed	January 5, 2023
Villages at Cypress Creek	26,200	3.23%	Fixed	October 1, 2022
Wesley Village	40,545	4.25%	Fixed	April 1, 2024
Total	946,101
Fair value adjustments	2,638
Deferred financing costs, net	(9,245)
Total	$939,494
Weighted Average Interest Rate	3.69%

(1) One-month LIBOR as of December 31, 2017 was 1.57%.

(2) ARIUM Grandewood principal balance includes the initial advance of $29.44 million at a floating rate of 1.67% plus one-month LIBOR and a $4.85 million supplemental loan at a floating rate of 2.74% plus one-month LIBOR. At December 31, 2017, the interest rates on the initial advance and supplemental loan were 3.04% and 4.11%, respectively.

(3) The Enders Place at Baldwin Park principal balance includes a $16.5 million loan at a fixed rate of 3.97% and a $7.7 million supplemental loan at a fixed rate of 5.01%.

(4) The Park & Kingston principal balance includes a $15.3 million loan at a fixed rate of 3.21% and a $3.2 million supplemental loan at a fixed rate of 4.34%.

Bluerock Residential Growth REIT, Inc.

Debt Summary Information Continued

As of December 31, 2017

(Unaudited and dollars in thousands)

Debt Maturity Schedules

Year	Fixed Rate	Floating Rate	Total	% of Total
2018	2,717	1,863	4,580	0.48%
2019	4,509	3,643	8,152	0.86%
2020	26,162	4,961	31,123	3.29%
2021	8,825	5,049	13,874	1.47%
2022	82,415	29,220	111,635	11.80%
Thereafter	413,272	363,465	776,737	82.10%
	$537,900	$408,201	$946,101	100.00%
Fair Value Adjustments	2,638	-	2,638
Subtotal	$540,538	408,201	948,739
Deferred Financing Costs, net	(5,004)	(4,241)	(9,245)
Total	$535,534	$403,960	$939,494

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Secured Fixed Rate Debt	$540,538	57.0%	3.93%	6.2
Secured Floating Rate Debt	408,201	43.0%	3.37%	6.0
Total	$948,739	100.0%	3.69%	6.1

Bluerock Residential Growth REIT, Inc.

2018 Projected Guidance

(Unaudited and dollars in thousands except for per share data)

	2018 Outlook (3)
	Low	High
Adjusted Funds From Operations Attributable to Common Stockholders per share	$0.65	$0.70

Operations
Existing Operating Portfolio Revenues (1)	$146,300	$147,200
Property operating margin	57.1%	57.5%
Property management fee as a % of revenue	2.8%	2.8%
General and administrative expenses (2)	11,800	11,700
Income from preferred equity & mezzanine investments	31,300	31,300

Non-Controlling Interest, Preferred Stock and Share Count Assumptions
Noncontrolling interest % of AFFO - OP/LTIP Units	22.9%	22.9%
Noncontrolling interest % of AFFO - Partially owned properties	6.3%	6.0%
Series B Raise	115,000	165,000
Preferred stock dividends	34,900	36,900
Estimated weighted average diluted shares outstanding	24,332	24,332

________________________________________________________________________________________________________________________

(1) Revenue includes only property level revenues and excludes income from preferred investments and mezzanine loans.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) The Company has not reconciled projected Adjusted Funds From Operations Attributable to Common Shareholders per share (“AFFO”) guidance to the corresponding GAAP financial measure because it does not provide guidance for various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of its control and cannot be reasonably predicted. Accordingly, reconciliations to the corresponding GAAP financial measures are not available.

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations, Attributable to Common Shareholders

Funds from operations attributable to common stockholders (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition and pursuit costs, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in twelve additional operating properties, and sold four properties subsequent to December 31, 2016. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net income (loss) applicable to common shares to EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net (loss) attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Net (loss) income attributable to noncontrolling interest	(9,776)	1,602	8,617	1,355
Preferred stock dividends	7,753	5,373	27,023	13,763
Preferred stock accretion	1,123	324	3,011	893
Interest expense, net	9,181	5,824	31,520	19,915
Depreciation and amortization	15,530	8,725	48,624	31,187
EBITDA	$(22,430)	$14,589	$73,116	$48,128
Acquisition and pursuit costs	19	2,444	3,233	4,590
Management internalization process expense	41,907	63	43,554	63
Non-real estate depreciation and amortization	6	-	6	-
Weather-related losses, net	336	-	1,014	-
Non-cash equity compensation	1,972	2,844	15,021	9,543
Non-recurring income	-	(24)	(17)	(258)
Non-cash tax abatement	-	96	-	96
Gain on sale of real estate investments	(123)	-	(50,163)	(4,947)
Gain on sale of real estate joint venture interest, net	(24)	-	(10,262)	-
Gain on revaluation of equity on business combination	-	(3,761)	-	(3,761)
Loss on early extinguishment of debt	-	-	1,639	2,393
Non-cash preferred returns and equity in income of unconsolidated real estate joint ventures	(253)	-	(1,243)	-
Adjusted EBITDA	$21,410	$16,251	$75,898	$55,847

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands)

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects net (loss) income attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented:

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2017	2016	2017	2016
Net (loss) income attributable to common stockholders	$(46,241)	$(7,259)	$(45,679)	$(18,985)
Add pro-rata share:
Depreciation and amortization	12,074	7,527	41,974	26,963
Non-real estate depreciation and amortization	5	-	5	-
Amortization of non-cash interest expense	356	171	1,848	790
Property management fees	726	580	2,745	1,959
Management fees	825	1,987	12,434	6,417
Acquisition and pursuit costs	16	2,130	3,055	4,123
Loss on early extinguishment of debt	-	-	1,534	2,269
Corporate operating expenses	2,737	1,680	6,940	5,779
Management internalization process expense	34,842	63	36,471	63
Weather-related losses, net	264	-	899	-
Preferred dividends	6,446	5,298	25,512	13,567
Preferred stock accretion	934	320	2,804	880
Less pro-rata share:
Other income	-	-	16	26
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,055	2,973	9,838	11,464
Interest income from related parties	1,820	17	7,500	17
Gain on sale of real estate joint venture interest, net	13	-	6,344	-
Gain on sale of real estate investments	102	1,828	34,048	6,704
Pro-rata share of properties' income	8,994	7,679	32,796	25,614
Add:
Noncontrolling interest pro-rata share of property income	2,526	1,400	5,187	4,880
Total property income	11,520	9,079	37,983	30,494
Add:
Interest expense, net	8,723	5,628	29,317	19,009
Net operating income	20,243	14,707	67,300	49,503
Less:
Non-same store net operating income	11,865	6,281	44,553	27,546
Same store net operating income	$8,378	$8,426	$22,747	$21,957

(1) Same Store sales for the three months ended December 31, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, Sorrel, ARIUM at Palmer Ranch, ARIUM Gulfshore, The Preserve at Henderson Beach and ARIUM Westside.

(2) Same Store sales for the year ended December 31, 2017 related to the following properties: Enders Place at Baldwin Park, ARIUM Grandewood, Park & Kingston, ARIUM Palms, Ashton Reserve, Sovereign, ARIUM at Palmer Ranch, and ARIUM Gulfshore.